Exhibit 10.37
PLUMAS BANK
DEFERRED FEE AGREEMENT
This Deferred Fee Agreement (Agreement) is entered into this 30th day of April, 2009 by and between Plumas Bank (Bank), and Alvin Blickenstaff (Director).
RECITALS
WHEREAS, the Director is on the Bank’s board of directors, and has faithfully served the Bank for many years. It is the consensus of the board of directors (Board) and its compensation committee that the Director’s services have been of exceptional merit and an invaluable contribution to the profits and position of the Bank in its field of activity; and
WHEREAS, it is deemed to be in the best interests of the Bank to provide the Director with certain benefits, on the terms and conditions set forth herein, in order to reasonably induce the Director to remain on the Bank’s board of directors; and
WHEREAS, section 885 of the American Jobs Creation Act of 2004 amended the Internal Revenue Code (Code) to add section 409A implementing detailed rules regarding deferred compensation.
ACCORDINGLY, it is the desire of the Bank and the Director to enter into this Agreement in good faith compliance with the requirements of Code section 409A, and the final Treasury regulations.
NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:
AGREEMENT
ARTICLE I. TERMS AND DEFINITIONS
1.01.	Change In Control. “Change In Control” means the first to occur of any of the following events:
A.	Change In The Ownership Of The Bank.

The date that any one person, or more than one person acting as a group, acquires ownership of stock in the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank. For this purpose, acquisition of additional stock of the Bank by any one person or persons acting as a group does not constitute a Change In Control if the same person or persons are considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank immediately prior to the acquisition.

B.	Change In The Effective Control Of The Bank.

The date that either:
1.
Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing at least thirty-five percent (35%) or more of the total voting power of the stock of the Bank; or

2.
A majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

C.	Change In Ownership Of A Substantial Portion Of The Bank’s Assets.

The date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of the assets of the Bank immediately prior to such acquisition or acquisitions. For this purpose, the fair market value of the assets of the Bank shall be determined without regard to any liabilities associated with such assets. A transfer of assets by the Bank does not constitute a Change In Control if the assets are transferred to:

1.	A person, or more than one person acting as a group, that is a shareholder of the Bank immediately prior to the transfer in exchange for its stock;

2.	An entity, fifty percent (50%) or more of the total voting power of which, is owned, directly or indirectly, by the Bank immediately after the transfer of assets;

3.
A person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all of the outstanding stock of the Bank immediately after the transfer of assets; or

4.
An entity, at least fifty percent (50%) or more of the voting power of which is owned, directly or indirectly, by a person described in paragraph 3 of this subsection immediately after the transfer of assets.

1.02.	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.03.
Disability/Disabled. “Disability” or “Disabled” shall mean the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Director must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

1.04.	“Election Form” means the Form attached as Exhibit 1.

1.05.	“Fees” means the total directors fees payable to the Director.

1.06.
“Specified Employee” means an employee who at the time of Termination of Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.07.
Specified Time. “Specified Time” shall mean the date, if any, elected by the Director on the Election Form on which payment of the Director’s deferral account will commence to the Director absent earlier payment to the Director upon one of the events described in Article IV, V, or VI.

1.08.
Termination of Service. “Termination of Service” shall mean the expiration of the Director’s contract, if the expiration constitutes a good faith and complete termination of the contractual relationship. An expiration does not constitute a good faith and complete termination of the contractual relationship if the Bank anticipants a renewal of a contractual relationship or the Director becoming an employee of the Bank. The Bank is considered to anticipate the renewal of the contractual relationship with the Director if it intends to contract again for the services provided under the expired contract, and neither the Bank nor the Director has eliminated the Director as a possible provider of services under any new contract. Further, a Bank is considered to intend to contract again for the services provided under an expired contract if the Bank’s doing so is conditioned only upon incurring a need for the services, the availability of funds, or both.

1.09.	Unforeseeable Financial Emergency.
A.
“Unforeseeable Financial Emergency” means a severe financial hardship to a Director resulting from (i) an illness or accident of the Director, the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Code section 152(a), without regard to Code section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) a loss of the Director’s property due to casualty (including, but not limited to, the need to rebuild a home following damage to a home not otherwise covered by insurance); or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of event beyond the control of the Director, all as determined in the sole and absolute discretion of the Bank.

B.
Such extraordinary and unforeseeable circumstances may, depending on the facts and circumstances, include, but are necessarily not limited to (i) imminent foreclosure of or eviction from the Director’s primary residence; (ii) the need to pay for medical expenses, including nonrefundable deductibles, as well as the costs of prescription drug medication; and (iii) the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code section 152(b)(1), (b)(2), and (d)(1)(B)). The purchase of a home and the payment of college tuition do not constitute an Unforeseeable Financial Emergency.

ARTICLE II. DEFERRAL ELECTION
2.01.
Initial Election. The Director must complete, sign and deliver an Election Form irrevocably electing the amount of Fees to be deferred to the Bank, and the Bank must receive and accept such completed and signed Election Form no later than the last day of the calendar year immediately preceding the calendar year in which the services giving rise to the Fees to which the deferral election relates are to be performed. If the Director does not deliver an Election Form on a timely basis with respect to a calendar year, the Director shall be deemed to have elected to defer zero (0) Fees for such calendar year. Notwithstanding the foregoing, in the year in which the Agreement is first implemented, the Director may make an irrevocable election to defer Fees for services to be performed subsequent to the election within thirty (30) days of the effective date of this Agreement, provided that such election shall only be effective for Fees earned after the election is made.

2.02.
Election Changes. The Director may not modify or revoke a deferral election during a calendar year by changing the amount of Fees deferred except in the case of an Unforeseeable Financial Emergency pursuant to the Unforeseeable Financial Emergencies article, below. A valid deferral election shall apply only to the calendar year specified on the applicable Election Form. The Director must deliver an Election Form to the Bank prior to each calendar year to defer Fees.

2.03.	Termination Of Participation And Deferrals.

If the Bank determines in good faith that the Director no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with sections 201(2), 301(a)(3) and 401(a)(1) of Employee Retirement Income Security Act of 1974, as amended (ERISA), the Bank shall have the right, in its sole discretion, to (i) terminate any deferral election the Director has made as of the end of the calendar year in which the Director’s status changes; (ii) prevent the Director from making future deferral elections; and/or, (iii) immediately distribute the balance of the Director’s Deferral Account to a separate nonqualified deferred compensation plan and terminate the Director’s participation in the Agreement.

ARTICLE III. DEFERRAL ACCOUNT
3.01.	Establishing and Crediting. The Bank shall establish a deferral account (Deferral Account) on its books for the Director, and shall credit to the Deferral Account the following amounts:
A.	Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

B.
Interest. On a quarterly basis and immediately prior to the payment of any benefits, interest shall be credited to the Deferral Account with an annual interest rate equal to the floating Wall Street Journal Prime Rate as of the first business day of the month for such month or part thereof that interest is to be credited minus one percent (1%) per annum. Interest on the Deferral Account shall be compounded quarterly. Interest shall continue to accrue on the Deferral Account until all benefits have been paid.

3.02.	Statement of Accounts. The Bank shall provide to the Director, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

3.03.
Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere Bank promise to pay such benefits. The Director’s rights to such benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

ARTICLE IV. LIFETIME BENEFITS
4.01.	Specified Time. Upon a Specified Time, the Bank shall distribute to the Director the benefit described in this Section 4.01.
A.	Amount of Benefit. The benefit under this Section 4.01 is the Deferral Account balance elected to be paid at the Specified Time including interest to the time of payment as provided in Section 3.01B.

B.	Payment of Benefit. The Bank shall pay the benefit to the Director in a lump sum within fifteen (15) days following the Specified Time.

4.02.	Termination Benefit. Upon the Director’s Termination of Service prior to the Specified Time, the Bank shall distribute to the Director the benefit described in this Section 4.02.
A.
Amount of Benefit. The benefit under this Section 4.02 is the Deferral Account balance at the date of the Director’s Termination of Service including interest to the time of payment as provided in Section 3.01B.

B.	Payment of Benefit. The Bank shall pay the benefit to the Director in a lump sum within fifteen (15) days following the Director’s Termination of Service.
4.03.	Disability Benefit. Upon the Director’s Termination of Service due to Disability prior to the Specified Time, the Bank shall pay to the Director the benefit described in this Section 4.03.
A.
Amount of Benefit. The benefit under this Section 4.03 is the Deferral Account balance at the date of the Director’s Termination of Service due to Disability including interest to the time of payment as provided in Section 3.01B.

B.	Payment of Benefit. The Bank shall pay the benefit to the Director in a lump sum within fifteen (15) days following the Director’s Termination of Service due to Disability.
4.04.
Change of Control Benefit. Upon a Change of Control while the Director is in the active service of the Bank and prior to the Specified Time, the Bank shall pay to the Director the benefit described in this Section 4.04 in lieu of any other benefit under this Agreement.

A.	Amount of Benefit. The benefit under this Section 4.04 is the Deferral Account balance at the date of the Change of Control including interest to the time of payment as provided in Section 3.01B.

B.	Payment of Benefit. The Bank shall pay the benefit to the Director in a lump sum within fifteen (15) days after the date of the Change of Control.

4.05.
Permissible Delays In Distribution Date. Notwithstanding the foregoing, payment of the Director’s Deferral Account shall be deemed to commence on the applicable payment date set forth above under any of the following circumstances:

A.
If payment commences no later than the later of (i) the last day of the calendar year which includes the payment date; or (ii) the fifteenth (15th) day of the third (3rd) month following the payment date;

B.
If calculation of the payment amount is not administratively practicable due to events beyond the control of the Bank, provided that payment is made during the first calendar year in which calculation of the payment is administratively practicable; or

C.
If the making of the payment on the applicable payment date would jeopardize the ability of the Bank to continue as a going concern, payment commences no later than December 31st of the first calendar year in which the making of the payment would not have that effect.

4.06.
Subsequent Deferrals. The Director may specify a later date for commencement of payment of his or her account at a Specified Time by submitting a new Election Form to the Bank, provided that (i) the subsequent election does not take effect for at least twelve (12) months after it is made, (ii) the lump sum payment with respect to the subsequent election is deferred for a period of not less than five (5) years, and (iii) any subsequent election with respect to the timing of payment is made not less than twelve (12) months before the lump sum payment is to commence pursuant to the prior election.

ARTICLE V. DEATH BENEFITS
5.01.
Death During Active Service. If the Director dies while in the active service of the Bank and prior to the Specified Time, the Bank shall pay to the Director’s beneficiary the benefit described in this Section 5.01 and such benefit shall be in lieu of any other benefit in this Agreement.

A.	Amount of Benefit. The benefit under Section 5.01 is the Deferral Account balance at the time of the Director’s death including interest to the time of payment as provided in Section 3.01B.

B.	Payment of Benefit. The Bank shall pay the benefit in a lump sum within fifteen (15) days following the Director’s death.

ARTICLE VI. UNFORESEEABLE FINANCIAL EMERGENCIES
If a Director experiences an Unforeseeable Financial Emergency, the Director may, to the extent permitted under Code section 409A and applicable regulations, petition the Bank in writing to (i) cancel any Annual Deferral Amount required to be made by the Director; and/or (ii) receive a partial or full payout from his or her Deferral Account, valued as of the most recent Valuation Date. No payout shall be made to the extent that the cancellation of an Annual Deferral relieves the Unforeseeable Financial Emergency. The payout shall not exceed the lesser of the balance credited to the Director’s Deferral Account or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency, plus, in the latter case, an amount needed to pay taxes reasonably anticipated as a result of the distribution after taking into account amounts that the Director may receive through reimbursement or compensation from insurance or liquidation of the Director’s assets (to the extent such liquidation would not itself cause a severe financial hardship). If, subject to the sole and absolute discretion of the Bank, the petition for a cancellation and/or payout is approved, cancellation shall take effect upon the date of approval, and any payout shall be made within sixty (60) days of the date of approval. Following approval of a payout under this paragraph, a Director shall not be permitted to resume deferrals under the plan until the later of six (6) months following such withdrawal or the first day of the following calendar year. If a Director petitions the Bank only to cancel deferrals and the Bank approves such cancellation, the Director shall not be permitted to resume deferrals under the plan until the first day of the following calendar year. In each case, a Director must resume deferrals by completing a new Election Form and submitting it by the end of the year prior to the year in which deferrals will resume.
ARTICLE VII. RESTRICTION ON TIMING OF DISTRIBUTIONS
Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee, the provisions of this Article shall govern any distributions hereunder which would otherwise be made to the Director due to a Termination of Service. Such distributions shall not be made during the first six (6) months following Termination of Service unless the Director dies prior to the end of such six (6) month period. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh (7th) month following the Termination of Service. All subsequent distributions shall be paid in the manner otherwise specified herein.
ARTICLE VIII. BENEFICIARIES
8.01.
Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.

8.02.
Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE IX. CLAIMS AND REVIEW PROCEDURES
9.01.
Claims Procedure. The Bank shall notify the Director’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial; (2) a specific reference to the provisions of the Agreement on which the denial is based; (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

9.02.
Review Procedure. If the beneficiary is determined by the Bank not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits.

Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the beneficiary of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Bank, but notice of this deferral shall be given to the beneficiary.

ARTICLE X. AMENDMENTS AND TERMINATION
10.01.
Amendment. This Agreement may be amended by the Bank and Director. However, no amendment shall reduce the amount credited to the Director’s Deferral Account as of the date the amendment is adopted. Any amendment shall be in writing, in conformance with section 409A of the Code and adopted by the board of directors. The Director shall be bound by the amendment. The Bank specifically reserves the right to amend the Agreement as necessary to comply with section 409A of the Code.

10.02.
Termination. The Bank may terminate this Agreement at any time if, pursuant to a violation of Code section 409A, continuation of the Agreement would cause benefits to be taxable to the Director prior to actual receipt. Upon such a violation, the Bank shall distribute the amount of the Director’s Deferral Account that becomes taxable. The Bank can also terminate this Agreement at any time and for any reason in its sole and absolute discretion, in which event (i) all deferrals shall cease as of the end of the calendar year in which the Agreement is terminated, and (ii) unless the Agreement is terminated under the Termination Under Section 409A paragraph below, the Director’s Deferral Account balance shall be paid at the time and in the manner otherwise specified in this Agreement. Although the Bank anticipates that it will continue this Agreement for an indefinite period of time, there is no guarantee that the Bank will continue this Agreement or will not terminate this Agreement at any time in the future.

10.03.	Termination Under Section 409A. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Bank, or its successor, in the following circumstances:
A.
Within thirty (30) days before or twelve (12) months after a change in ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so all participants in similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

B.
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

C.
Upon the Bank’s termination of this Agreement and all other arrangements that would be aggregated with this Agreement pursuant to Treasury regulation section 1.409A-1(c) if any of the participant’s participated in such arrangements (Similar Arrangements), provided that (i) the termination and liquidation does not occur proximate to the downturn in the financial health of the Bank; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate this Agreement.

For purposes of this paragraph, the Bank shall include any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) that includes the Bank and any trade or business (whether or not incorporated) that is under common control (as defined in Code section 414(c)) with the Bank. The Bank may distribute the vested Deferral Account, as determined as of the date of the termination of this Agreement, to any of the participants in a lump sum subject to the above terms. Notwithstanding anything in this Agreement to the contrary, the Director acknowledges and agrees that any benefit otherwise payable hereunder may be reduced by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank, including, but not limited to, the Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation.

ARTICLE XI. MISCELLANEOUS
11.01.	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

11.02.
No Guaranty of Employment. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.

11.03.	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.04.	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

11.05.	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of California, except to the extent preempted by the laws of the United States of America.

11.06.
Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Director. Any insurance on the Director’s life is a general unpledged, unrestricted asset of the Bank to which the Director and beneficiary have no preferred or secured claim. Furthermore, such insurance shall not be deemed to be held under any trust for the benefit of the Director or his or her beneficiaries or to be security for the performance of the obligation of Bank under this Agreement.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

DIRECTOR	PLUMAS BANK

/s/ Alvin Blickenstaff	By:	D. N. Biddle
Alvin Blickenstaff		Douglas N. Biddle
President & CEO

EXHIBIT I
PLUMAS BANK
DEFERRED FEE AGREEMENT
ELECTION FORM AND BENEFICIARY DESIGNATION
I, Alvin Blickenstaff, hereby provide notice of my election to defer fees under, and in accordance with, the Supplemental Deferred Fee Agreement between Plumas Bank and Alvin Blickenstaff (Agreement).
Please Type or Print In Ink:
A.	PERSONAL INFORMATION.

Social Security Number:

Address:

Telephone Number:

B.	ACKNOWLEDGEMENTS AND AGREEMENTS.

I hereby acknowledge and agree that I have received a copy of the Agreement setting forth the terms and provisions of the Agreement, and I further acknowledge and agree to all of such terms and provisions. I understand that my deferrals are subject to Section 409A of the Internal Revenue Code of 1986, as amended.

C.	BENEFICIARY DESIGNATION

I hereby designate the following beneficiary to receive any benefit payable on account of my death under the Agreement, subject to my right to change this designation and subject to the terms of the Agreement:

1.	Primary Beneficiary

Name:

Address:

Telephone Number:

Relationship to Director:

% of Deferral Account:

Date of Birth:

Social Security Number:

If there is more than ONE primary beneficiary, please list below:

Name:

Address:

Telephone Number:

Relationship to Director:

% of Deferral Account:

Date of Birth:

Social Security Number:

2.	Contingent Beneficiary (will receive indicated portions of Deferral Account if no primary beneficiary survives the Director)

Name:

Address:

Telephone Number:

Relationship to Director:

% of Deferral Account:

Date of Birth:

Social Security Number:

If there is more than ONE contingent beneficiary, please list below:

Name:

Address:

Telephone Number:

Relationship to Director:

% of Deferral Account:

Date of Birth:

Social Security Number:

D.	DEFERRAL AMOUNT.

I hereby irrevocably elect to reduce my fees by the amount(s) or percentage(s) indicated below. I understand and acknowledge as follows:
1.	This election will be irrevocable for the calendar year indicated below unless I experience an unforeseeable financial emergency, as defined in the Agreement, and I elect to change or revoke it;

2.
This election shall apply to fees that I would otherwise receive during the calendar year beginning after the date of this election (unless this is my first election after becoming eligible to participate in the Agreement in which case I will have 30 days from the date of my eligibility to make my election to defer compensation earned after I make my election). I must submit a new deferral election form on a timely basis to defer fees for any future calendar year;

4.	This election relates only to services performed and amounts earned by me in the calendar year indicated below commencing after the date hereof;

5.	A contribution credit equal to my fee reduction election will be made under the Agreement for my benefit;

6.	My election must be in whole percentages; and

7.	The fee deferral payouts are fully taxable to me in the year I receive them and that applicable employment taxes may be taken out of my deferrals as appropriate.
Calendar year for which this election is effective: .

Fee Reduction Percentage: _____ % (Choose any whole percentage, which will apply to each payment of salary during the year)

E.	SPECIFIED-TIME PAYMENT ELECTION.

I hereby irrevocably elect to have my deferral account, with respect to this Election Form, paid to me in a lump sum on the date specified below provided it is prior to my termination of employment, death, disability or a change in control of the employer.

Date payment is to commence: .

F.	CHANGE IN THE TIME OF PAYMENT. (Complete only if electing to delay payment of one or more Specified-Time Payment Elections previously made)

I hereby elect to change the time of the payment of my benefit as set forth below. I acknowledge that I previously elected to be paid Specified-Time benefits on a specified date. I may only change the time of the single lump sum to a later date by submitting a new Election Form to the Bank, provided that (i) the subsequent election does not take effect for at least 12 months after it is made, (ii) the separate payment subject to the subsequent election is deferred for a period of not less than five years, and (iii) any subsequent election with respect to the timing of such separate payment is made not less than 12 months before payments are to commence pursuant to the plan or prior election. If these criteria are not met the change in the proposed time of payment will not be effective. In addition, if a distribution is made to you that violates these rules, you will be subject to income tax on your entire benefit as well as an additional 20% tax.

The above rules may be illustrated by the following example:

Example. You previously elected to receive your Specified Time benefits on January 2, 2012. You do not believe you will need your benefits at that time. On or before January 1, 2011, you can file an election to defer your single lump sum payment from occurring on January 2, 2012 to occurring on January 2, 2017, or a later Specified Time.

1.
Effective                      (must be at least 12 months from the date of this election), I hereby elect to have the single lump sum that would otherwise begin being paid on                      paid on                     . (must be at least five years after scheduled payment date).

2.
Effective                      (must be at least 12 months from the date of this election), I hereby elect to have the single lump sum that would otherwise begin being paid on                      paid on                     . (must be at least five years after scheduled payment date).

3.
Effective                      (must be at least 12 months from the date of this election), I hereby elect to have the single lump sum that would otherwise begin being paid on                      paid on                     . (must be at least five years after scheduled payment date).

G.	DIRECTOR SIGNATURE.

My signature below indicates my agreement and understanding that any election I make on this form is subject to all the terms and conditions contained in the Agreement. I hereby acknowledge having received a copy of the Agreement setting forth the terms and provisions of the Agreement.

Date	Alvin Blickenstaff
H.	BANK APPROVAL.

Date	Signature

Title